Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: February 5, 2018	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES THE ELECTION OF KARI G. SMITH TO THE COMPANY’S BOARD OF DIRECTORS AND OTHER LEADERSHIP APPOINTMENTS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced that at a special meeting of the Board of Directors, held on February 2, 2018, Kari G. Smith was elected as a member of the Company’s Board of Directors effective February 4, 2018. Ms. Smith currently serves the Company as Executive Vice President of Stores, a position she has held since February 2014. She has been employed by the Company since May 1978 and served as Vice President of Sales from May 2001 until she was appointed to the position of Executive Vice President of Stores. Ms. Smith will serve as a member of the Board’s Executive Committee.

The Company also announced that the Board of Directors approved the following leadership appointments, both of which are effective February 4, 2018:

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Thomas B. Heacock has been appointed Senior Vice President of Finance, Treasurer, and Chief Financial Officer from his current position as Vice President of Finance, Treasurer, and Chief Financial Officer.

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Robert J. Harbols has been appointed Vice President of Information Technology. Mr. Harbols has been employed by the Company since May 2004 and has served in several positions of increasing responsibility within the Company’s IT organization, most recently as Senior Director of Information Technology since February 2016.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 457 retail stores in 44 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc. can be found on the Internet at www.buckle.com.
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